Exhibit 10.2

FIFTH AMENDMENT TO

SUN HYDRAULICS CORPORATION 401(k) AND ESOP RETIREMENT PLAN

The Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (hereinafter referred to as the “Plan”) provides in Section 8.1 for subsequent plan amendments. Sun Hydraulics Corporation (“Company”) now wishes to amend the Plan in the manner described below to make certain changes to the Plan requested by the Internal Revenue Service as conditions to the issuance of a favorable IRS determination letter on the Plan. The Plan is therefore, amended as follows:

1. Section 1.33 of the Plan, defining the term “Section 414(s) Compensation,” is hereby amended to read as follows:

1.33 “414(s) Compensation” means the Participant’s wages and other compensation paid by the Employer for which the Employer is required to furnish the Participant a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code. The period for determining 414(s) Compensation must be the calendar year ending with or within the Plan Year. An Employer shall further limit the period taken into account to that part of the calendar year in which an Employee was a Participant in the component of the Plan being tested. The period used to determine 414(s) Compensation must be applied uniformly to all Participants for the Plan Year.

For Plan Years beginning after December 31, 1996, for purposes of this Section, the family member aggregation rules of Code Section 4l4(q)(6) (as in effect prior to the Small Business Job Protection Act of 1996) are eliminated.

2. Section 4.5 of the Plan, entitled “Allocation of Contributions and Earnings”, is amended by revising subsection 4.5(j) to read as follows:

“For the purposes of this Section, “415 Compensation” in excess of $150,000 (or such other amount provided in the Code) shall be disregarded. Such amount shall be adjusted for increases in the cost of living in accordance with Code Section 401(a)(17)(B), except that the dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Year beginning with or within such calendar year. If “415 Compensation” for any prior determination period is taken into account in determining a Participant’s minimum benefit for the current Plan Year, the “415 Compensation” for such determination period is subject to the applicable annual “415 Compensation” limit in effect for that prior period. Notwithstanding the foregoing, the 415 Compensation of each Participant taken into account for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). For this purpose, in determining the minimum benefit in Plan Years beginning on or after January 1, 1989, the annual “415 Compensation” limit in effect for determination periods beginning before that date is $200,000 (or such other amount as adjusted for increases in the cost of living in accordance with Code Section 415(d) for determination periods beginning on or after January 1, 1989, and in accordance with Code Section 401(a)(17)(B) for determination periods beginning on or after January 1, 1994). For determination periods beginning prior to January 1, 1989, the $200,000 limit shall apply only for Top Heavy Plan Years and shall not be adjusted. For any short Plan Year the “415 Compensation” limit shall be an amount equal to the “415 Compensation” limit for the calendar year in which the Plan Year begins multiplied by the ratio obtained by dividing the number of full months in the short Plan Year by twelve (12).”

3. Section 4.6 of the Plan, entitled “Actual Deferral Percentage Tests,” is revised by deleting the last paragraph of Subsection 4.6(a), effective for Plan Years beginning on or after January 1, 2002.

4. Section 4.7 of the Plan, entitled “Adjustment to Actual Deferral Percentage Tests,” is revised by deleting subparagraphs 4.7(b)(2) and (4), and renumbering the other subparagraphs of Subsection 4.7(b) accordingly.

5. Section 4.9 of the Plan, entitled “Adjustment to Actual Contribution Percentage Tests,” is revised by deleting subparagraphs 4.9(f)(2) and (4), and renumbering the other subparagraphs of Subsection 4.9(f) accordingly.

6. Section 4.11 of the Plan, entitled “Adjustment for Excess Annual Additions” is revised by replacing the words “…the annual additions under this Plan would cause…” in the first sentence of Subsection 4.11(a) with the words “…the annual additions under this Plan for any limitation year beginning prior to July 1, 2007 would cause…”

7. Article IV of the Plan, entitled “Contributions and Allocations” is amended by adding the following new Section 4.18 at the end thereof:

“4.18 Income Adjustment. Any excess deferred compensation distributed under Section 4.2(f), any excess contributions distributed pursuant to Section 4.7(a) and excess aggregate contributions distributed pursuant to Section 4.9(b) shall be adjusted for any investment income or loss up to the date of the distribution. The investment income or loss attributable to such distributable contributions shall be the sum of (i) the income or loss on such contributions for the Plan Year, plus (ii) the income or loss on such contributions for the gap period, determined under any reasonable method selected by the Plan Administrator. If no other method has been specified by the Plan Administrator, the investment income or loss allocable to such excess contributions shall be the sum of: (1) income or loss allocable to the Participant’s Elective Account (or, for purposes of Section 4.9(b), Account) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s excess contributions for the Plan Year and the denominator is the Participant’s account balance attributable to elective deferrals (or, for purposes of Section 4.9(b), matching contributions) without regard to any income or loss occurring during such Plan Year; and (2) ten percent of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month. Any method used to determine income or loss hereunder shall be used consistently for all Participants in determining the income or loss allocable to distributable contributions hereunder and shall be the same method that is used by the Plan in allocating income or loss to Participants’ Accounts. For purposes of this paragraph, the “gap period” means the period between the end of the Plan Year and the date of distribution; provided, however, that income or loss for the gap period may be determined as of a date that is no more than seven days before the date of distribution.

For Plan Years beginning after December 31, 2007, notwithstanding anything in the preceding paragraph or elsewhere in this Section 4.18 to the contrary, the requirement that gap period income be allocated pursuant to Treasury Regulations Section 1.401(k)-2(b)(2) shall no longer apply to excess aggregate contributions, excess contributions, and excess deferred compensation returned to a Participant. Thus, with respect to such items, the Plan Administrator may exclude gap period income that is allocated to Participants’ accounts prior to distribution.”

8. Section 5.2 of the Plan, entitled “Acquisition Loans” is amended by revising Subsection 5.2(c) to read as follows:

“(c) Loan Payment. Repayment of principal and interest on any Acquisition Loan shall be made by the Trustee from contributions made pursuant to Article IV which are designated to be used for the repayment of the Acquisition Loan and may be made pursuant to the provisions of Section 5.10(b) from (i) to the extent permitted by law, cash dividends on Employer Stock acquired with the proceeds of an Acquisition Loan, which are allocated to Participant’s ESOP Accounts and earnings, if any, thereon; and (ii) cash dividends on Employer Stock held in the Loan Suspense Account and earnings, if any, thereon. The payments made with respect to an Acquisition Loan by the Trustee during any Plan Year shall not exceed an amount equal to the sum of such contributions and dividends received during the Plan Year or in prior Plan Years less the amount of such loan payments made in prior Plan Years.”

Section 5.2 is further amended by adding the following as additional Subsections 5.2(f) and 52(g):

“(f) Exclusive Benefit. An Acquisition Loan must be primarily for the benefit of Participants in the Plan.

(g) Notwithstanding any other provision of this Plan to the contrary, the ESOP Trust may not enter in any arrangement granting any other person a put option with respect to Employer Stock except as described in Section 5.6 below, and may not obligate itself to acquire Employer Stock or other securities from a particular stockholder at an indefinite time determined upon the happening of a future event such as the death of the stockholder.”

9. Section 5.10, entitled “Distribution of Dividends on Employer Stock” is revised by adding the following as a new

Subsection 5.10(c):

“(c) Dividends paid with respect to the shares of Company Stock allocated to a Participant’s Company Stock Account may be reinvested in shares of Company Stock in accordance with Section 5.10(a)(ii) or (iii) above only if the portion of the affected Participants’ Accounts attributable to the reinvested dividends is 100 percent vested and non-forfeitable.”

10. Section 5.11 of the Plan, entitled “Prohibited Allocations of Securities in an S Corporation,” is deleted from the Plan.

11. Section 6.3 of the Plan, entitled “Valuation of Employer Stock,” is amended by adding the following new sentence to the end thereof:

“Notwithstanding the foregoing, in the case of a transaction between the Trust Fund and a disqualified person (within the meaning of Section 4975 of the Code), the value of the Employer Company Stock shall be determined as of the date of the transaction, whether or not this date is a Valuation Date.”

12. Section 7.4 of the Plan, entitled “Determination of Benefits Upon Termination,” is amended by adding the following as a new subsection 7.4(f):

“(f) The amount of any Forfeiture from a Participant’s Accounts shall first be taken from the unvested portion of the Participant’s Accounts other than his ESOP Account. If the Forfeiture of such other Accounts is not sufficient to reduce the fair market value of his unvested interest in his or her Accounts to the percentage of the total balance of his Accounts determined under Subsection (b) above, the remainder of the Forfeiture shall be deducted from the Participant’s ESOP Account.”

13. Section 8.2 of the Plan, entitled “Termination,” is amended by adding the following new Subsection 8.2(c):

“(c) Notwithstanding anything in the preceding paragraph to the contrary, amounts held in the Participant’s Elective Deferral Account may not be distributed as a result of the termination of the Plan if a successor defined contribution plan is established by the Employer within the period ending twelve months after distribution of all assets from the Plan. For this purpose, a defined contribution plan is not treated as a successor defined contribution plan if the plan is an employee stock ownership plan (as defined in Code Section 4975(e)(7) or 409(a)), a simplified employee pension plan (as defined in Code Section 408(k)), a SIMPLE IRA plan (as defined in Code Section 408(p)), a plan or contract that satisfies the requirements of Code Section 403(b), or a plan that is described in Code Sections 457(b) or 457(f). Furthermore, if at all times during the 24-month period beginning 12 months before the date of the Plan’s termination, fewer than 2% of the Participants in the Plan as of the date of Plan termination are eligible under the other defined contribution plan, then the other defined contribution plan is not a successor defined contribution plan.”

14. Section 9.3 of the Plan, entitled “Determination of Top Heavy Status for Plan Years Beginning After December 31, 2001” is amended by revising Subsection 9.3(b)(1) to read as follows:

“Distributions during year ending on the determination date. The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

15. In all other respects, the terms of the Plan, as amended to date, are hereby ratified and confirmed.

IN WITNESS WHEREOF, Sun Hydraulics Corporation has caused this Fifth Amendment to the Plan to be executed by its duly authorized representative this 7th day of June, 2011.

SUN HYDRAULICS CORPORATION

Attest:

/s/ Gregory C. Yadley	By:	/s/ Tricia L. Fulton
Gregory C. Yadley, Secretary		Tricia L. Fulton, Chief Financial Officer